EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Verizon Communications Inc. (“Verizon”) for the registration of 57,596,544 shares of common stock offered by the selling stockholder, and to the incorporation by reference therein of our reports dated February 25, 2021, with respect to the consolidated financial statements of Verizon, and the effectiveness of internal control over financial reporting of Verizon, included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
November 22, 2021